EXHIBIT 99.1

3D Systems Reports

Third Quarter 2024 Financial Results

ROCK HILL, South Carolina - November 26, 2024 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the third quarter ended September 30, 2024.

Third Quarter Highlights

(All numbers are unaudited and are presented in millions, except per share amounts or as otherwise noted)

•	Revenue of $112.9 million decreased 9% year-over-year primarily driven by macro weakness in printer sales, partially offset by approximately 10% growth in consumables sales

•	Healthcare Solutions revenue of $55.1 million grew 5% year-over-year, led by strong growth in Dental and Personalized Healthcare solutions

•

Customer interest in 3D printing applications continued to gain momentum, with revenues in the Application Innovation Group (AIG) growing over 26% year-to-date versus prior year across industrial markets

•

Q3’24 gross profit margin of 36.9% and Non-GAAP gross profit margin(1) of 37.6% included a $3 million headwind related to an increase in inventory reserves - if excluded, Non-GAAP gross profit margin was 40.2%

•

Q3’24 net loss of $178.6 million, diluted loss per share of $1.35, which includes $143.7 million associated with the impairment of goodwill and other long-lived assets. Non-GAAP diluted loss per share(1) of $0.12

•	Q3’24 negative Adjusted EBITDA(1) of $14.3 million

•	Updating guidance for remainder of FY’2024 to now include expected full-year revenues within the range of $440 million - $450 million

Unaudited	Three Months Ended September 30,	Three Months Ended September 30,
(in millions, except per share data)	2024	2023
Revenue	$112.9	$123.8
Gross profit	41.7	55.4
Gross profit margin	36.9%	44.7%
Operating expense	222.5	68.9
Loss from operations	(180.8)	(13.6)
Net loss attributable to 3D Systems Corporation	(178.6)	(11.7)
Diluted loss per share	(1.35)	(0.09)
Non-GAAP measures for year-over-year comparisons: (1)
Non-GAAP gross profit margin	37.6%	44.8%
Non-GAAP operating expense	61.4	55.8
Adjusted EBITDA	(14.3)	4.7
Non-GAAP diluted (loss) income per share	$(0.12)	$0.01

(1)	See “Presentation of Information in this Press Release” below for a description, and the Appendix for reconciliations of non-GAAP measurements to the most closely comparable GAAP measures.

Summary Comments on Results

Commenting on third quarter results, Dr. Jeffrey Graves, president and CEO of 3D Systems said, “As recently shared, our third quarter revenues continued to be impacted by sluggish capital investments by our customers for new production capacity, particularly in the Industrial markets, impacting the sale of new printing systems. On a positive note however, capacity utilization for our installed printer fleet broadly increased, translating into an increase in consumable revenues, which grew nearly 10% on both prior year and sequential comparisons. While 2024 has been a challenging year for new printer system sales, we are increasingly encouraged about the future, driven in large part by customer demand for our Application Innovation Group, a group of highly skilled process specialists who assist customers in developing new applications for 3D printing. Year-to-date this group, which spans both polymer and metal solutions, has experienced a rise of over 26% in revenues derived from new application development, particularly in highly regulated markets such a semiconductor equipment manufacturing, oil & gas, aerospace & defense markets, and our medical markets. Much of this performance, and the future growth potential it implies, has been fueled by an aggressive cycle of innovation at our company, enabled by our sustained focus on new product innovation across all of our major polymer and metal printing solutions. As a result of this sustained focus, which we believe differentiates us from many others in our industry, we are on pace to deliver nearly 40 new products to market since the third quarter of last year, and 25 in calendar 2024 alone. We believe no other company in our industry has matched this output that we expect will pay dividends in growth and profitability improvements as the economy rebounds in the future.”

Dr. Graves continued, “Given our strong focus on new product innovation, over the last two years we’ve also completely altered our manufacturing model from nearly 100% outsourced, to taking full responsibility for our integrated supply chain by in-sourcing procurement, assembly operations and logistics. This transition is now virtually complete, and, while it required short-term increases in expenses and working capital, we believe it is absolutely essential in driving smooth new product introductions, high quality product and delivery performance and, importantly, long-term customer satisfaction and gross margin improvements as factory efficiencies increase. While weakness in our end-markets over the last several quarters has muted these benefits, as volumes recover we expect to realize them increasingly over time. With our in-sourcing efforts now close to completion, our near term focus has shifted to managing working capital and capex spend to improve cash performance. This has been increasingly effective as we entered the second half of the year, as demonstrated by the stabilization of our cash reserves in the third quarter. We were also pleased to deliver a sequential reduction in operating expenses, in line with our previous expectations, and expect the benefits of restructuring actions previously taken to positively impact our cost structure in the quarters ahead.”

Dr. Graves concluded, “As we look to the end of the year, the consistent fueling of our R&D engines as we moved through a tougher macro environment period is now driving an acceleration of exciting new customer applications, supported by outstanding new products spanning from new printer hardware to advanced engineering materials, to enhancement of our software capabilities. We believe this positions us well as the geopolitical and economic headwinds of the last 18 months ultimately begin to recede. Given timing uncertainties and normal quarter-to-quarter inventory management at year-end, we believe it is prudent to be conservative in our outlook for the full year. As such, we are updating our revenue expectations for the full year 2024 to be between $440 million and $450 million. From an OPEX perspective, we expect to see continued improvement consistent with our prior comments, namely that OPEX will decrease again in Q4, to below $60 million. These combined factors should yield a sequential improvement in Adjusted EBITDA and will place us on a trajectory towards profitability in the quarters ahead. We will continue our balanced view of short-term focus on cash performance and improving profitability, while meeting the longer-term needs of our customers from a technology and service perspective. In keeping our customers’ production goals clearly in our sites each day, we believe that substantial long-term value will be created for all of our stakeholders in the years ahead.”

Summary of Third Quarter Results

Revenue for the third quarter of 2024 decreased approximately 9% to $112.9 million compared to the same period last year, primarily driven by lower printer sales, partially offset by approximately 10% growth in materials.

Gross profit margin for the third quarter of 2024 was 36.9% compared to 44.7% for the same period last year. Non-GAAP gross profit margin was 37.6% compared to 44.8% for the same period last year. Gross profit margin decreased primarily due to unfavorable absorption associated with lower volumes and approximately $3 million associated with an increase in inventory reserves, partially offset by favorable mix. In addition, gross profit margin from the prior year period includes approximately $4.5 million of incremental revenue recognized by our Regenerative Medicine business at 100% margin related to incremental milestone recognition which did not repeat in the third quarter of 2024.

Operating expense for the third quarter of 2024 was $222.5 million compared to $68.9 million for the same period last year and includes $143.7 million associated with the impairment of goodwill and other long-lived assets taken during the third quarter of 2024. Non-GAAP operating expense of $61.4 million increased $5.6 million compared to the same period last year, while improving $2.7 million on a sequential basis. The sequential improvement was primarily driven by benefits associated with prior restructuring actions.

Net loss attributable to 3D Systems Corporation for the third quarter of 2024 was $178.6 million compared to a net loss of $11.7 million for the same period last year. The decline from prior year was primarily impacted by the previously referenced $143.7 million associated with the impairment of goodwill and other long-lived assets taken during the third quarter of 2024.

Adjusted EBITDA decreased by $19.1 million to a loss of $14.3 million in the third quarter of 2024 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower revenue, lower gross margin and higher operating expense. As previously noted, the third quarter of 2023 also included the benefit of approximately $4.5 million of incremental milestone recognition by our Regenerative Medicine business at 100% margin that did not repeat in the third quarter of 2024.

Updating 2024 Outlook

Based on current macroeconomic and geopolitical conditions, 3D Systems is updating its financial guidance for the remainder of 2024 as follows:

•	Revenues for the full-year 2024 within the range of $440 million - $450 million

•	Non-GAAP gross profit margin for the full-year 2024 within the range of 38% - 40%

•	Maintain the expectation for Non-GAAP operating expense of less than $60 million for Q4’24

•	Adjusted EBITDA to improve sequentially

Financial Liquidity

At September 30, 2024, the company had cash and cash equivalents of $190.0 million, a decrease of $141.5 million since December 31, 2023. The decrease resulted primarily due to cash used in operations of $37.1 million, capital expenditures of $10.8 million, and repayment on borrowings of $87.2 million. At September 30, 2024, the company had total debt, net of deferred financing costs of $211.7 million.

Q3 2024 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on November 27, 2024, which may be accessed as follows:

Date: Wednesday, November 27, 2024

Time: 8:30 a.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating expense, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	impact of equity method investments;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as medical and dental, aerospace & defense, automotive and durable goods. More information on the company is available at www.3dsystems.com.

Tables Follow

3D Systems Corporation

Unaudited Condensed Consolidated Balance Sheets

September 30, 2024 and December 31, 2023

(in thousands, except par value)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$190,005	$331,525
Accounts receivable, net of reserves — $2,137 and $3,389	99,224	101,497
Inventories	134,926	152,188
Prepaid expenses and other current assets	35,858	42,612

Total current assets	460,013	627,822
Property and equipment, net	53,907	64,461
Intangible assets, net	20,961	62,724
Goodwill	14,967	116,082
Operating lease right-of-use assets	49,384	58,406
Finance lease right-of-use assets	9,185	12,174
Long-term deferred income tax assets	4,041	4,230
Other assets	45,818	44,761

Total assets	$658,276	$990,660

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,628	$9,924
Accounts payable	42,414	49,757
Accrued and other liabilities	44,882	49,460
Customer deposits	8,655	7,599
Deferred revenue	33,336	30,448

Total current liabilities	138,915	147,188
Long-term debt, net of deferred financing costs	211,682	319,356
Long-term operating lease liabilities	51,000	56,795
Long-term deferred income tax liabilities	5,214	5,162
Other liabilities	31,340	33,400

Total liabilities	438,151	561,901
Commitments and contingencies
Redeemable non-controlling interest	2,093	2,006
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 134,826 and 133,619 as of September 30, 2024 and December 31, 2023, respectively	135	134
Additional paid-in capital	1,588,911	1,577,519
Accumulated deficit	(1,328,536)	(1,106,650)
Accumulated other comprehensive loss	(42,478)	(44,250)

Total stockholders’ equity	218,032	426,753

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$658,276	$990,660

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue:
Products	$72,968	$80,415	$208,752	$253,968
Services	39,972	43,376	120,345	119,253

Total revenue	112,940	123,791	329,097	373,221
Cost of sales:
Products	47,533	47,427	129,571	153,442
Services	23,694	21,014	69,793	67,315

Total cost of sales	71,227	68,441	199,364	220,757

Gross profit	41,713	55,350	129,733	152,464
Operating expenses:
Selling, general and administrative	57,974	33,355	166,772	150,623
Research and development	20,764	21,982	66,260	66,953
Asset impairment charges	143,733	13,597	143,733	13,597

Total operating expenses	222,471	68,934	376,765	231,173

Loss from operations	(180,758)	(13,584)	(247,032)	(78,709)
Non-operating income (expense):
Foreign exchange loss, net	(1,960)	(2,202)	(774)	(3,847)
Interest income	1,550	5,841	5,800	15,730
Interest expense	(606)	(932)	(1,944)	(2,612)
Other (loss) income, net	(51)	(105)	21,719	420

Total non-operating (loss) income	(1,067)	2,602	24,801	9,691

Loss before income taxes	(181,825)	(10,982)	(222,231)	(69,018)
Benefit (provision) for income taxes	4,343	(174)	2,496	(404)
Loss on equity method investment, net of income taxes	(1,254)	(605)	(2,403)	(747)

Net loss before redeemable non-controlling interest	(178,736)	(11,761)	(222,138)	(70,169)
Less: net loss attributable to redeemable non-controlling interest	(109)	(57)	(252)	(149)

Net loss attributable to 3D Systems Corporation	$(178,627)	$(11,704)	$(221,886)	$(70,020)

Net loss per common share:
Basic	$(1.35)	$(0.09)	$(1.69)	$(0.54)

Diluted	$(1.35)	$(0.09)	$(1.69)	$(0.54)

Weighted average shares outstanding:
Basic	132,235	130,263	131,621	129,780
Diluted	132,235	130,263	131,621	129,780

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended
(in thousands)	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net loss before redeemable non-controlling interest	$(222,138)	$(70,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion of debt discount	28,837	27,054
Stock-based compensation	17,339	15,140
Loss on short-term investments	—	6
Non-cash operating lease expense	7,370	6,552
Provision for inventory obsolescence	10,332	6,061
Provision for bad debts	148	197
Loss on the disposition of businesses, property, equipment and other assets	1,649	51
Gain on debt extinguishment	(21,518)	—
Provision (benefit) for deferred income taxes and reserve adjustments	451	141
Loss on equity method investment, net of taxes	2,403	747
Asset impairment charges	143,733	14,856
Changes in operating accounts:
Accounts receivable	2,594	(11,706)
Inventories	5,972	(23,106)
Prepaid expenses and other current assets	6,831	(2,790)
Accounts payable	(7,201)	(7,717)
Deferred revenue and customer deposits	4,533	1,351
Accrued and other liabilities	(9,843)	(16,066)
All other operating activities	(8,601)	(12,495)

Net cash used in operating activities	(37,109)	(71,893)

Cash flows from investing activities:
Purchases of property and equipment	(10,798)	(20,995)
Sales and maturities of short-term investments	—	180,925
Proceeds from sale of assets and businesses, net of cash sold	96	—
Acquisitions and other investments, net of cash acquired	(2,450)	(29,241)

Net cash (used in) provided by investing activities	(13,152)	130,689

Cash flows from financing activities:
Repayment of borrowings/long-term debt	(87,218)	—
Taxes paid related to net-share settlement of equity awards	(2,526)	(4,752)
Other financing activities	(1,003)	(463)

Net cash used in financing activities	(90,747)	(5,215)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(530)	1,561

Net (decrease) increase in cash, cash equivalents and restricted cash	(141,538)	55,142

Cash, cash equivalents and restricted cash at the beginning of the year (a)	333,111	391,975

Cash, cash equivalents and restricted cash at the end of the period (a)	$191,573	$447,117

(a)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts reported in the condensed consolidated statements of cash flows.

(in thousands)	September 30, 2024	December 31, 2023	September 30, 2023	December 31, 2022
Cash and cash equivalents	$190,005	$331,525	$445,554	$388,134
Restricted cash included in prepaid expenses and other current assets	122	119	118	114
Restricted cash included in other assets	1,446	1,467	1,445	3,727

Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows	$191,573	$333,111	$447,117	$391,975

Amounts included in restricted cash as of September 30, 2024, December 31, 2023 and September 30, 2023 primarily relate to guarantees in the form of a standby letter of credit as security for a long-term real estate lease. Amounts included in restricted cash as of December 31, 2022 primarily relate to $3,435 deposited into an escrow account relating to the initial investment in the National Additive Manufacturing innovation (“NAMI”) joint venture. The remaining amounts in restricted cash in all periods presented relate to collateral for letters of credit and bank guarantees.

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Nine Months Ended September 30, 2024, 2023

Gross Profit and Gross Profit Margin (1)

	Three Months Ended September 30,
(in millions)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$41.7	36.9%	$55.4	44.7%
Amortization expense included in Cost of sales	0.3		0.1
Severance accrual adjustment	0.5		—

Non-GAAP (2)	$42.5	37.6%	$55.5	44.8%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue

	Nine Months Ended September 30,
(in millions)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$129.7	39.4%	$152.5	40.9%
Amortization expense included in Cost of sales	0.8		0.1
Severance accrual adjustment	(0.5)		—

Non-GAAP (2)	$130.0	39.5%	$152.6	40.9%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue

Non-GAAP Operating Expense(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Operating expense	$222.5	$68.9	$376.8	$231.2
Amortization expense	(8.1)	(3.1)	(12.4)	(9.6)
Stock-based compensation expense	(5.8)	3.1	(17.4)	(15.1)
Acquisition and divestiture-related expense	(0.6)	4.1	(0.8)	(0.1)
Legal and other expense	(2.6)	(2.1)	(9.2)	(4.9)
Restructuring expense	(0.2)	(1.5)	(1.4)	(6.7)
Asset impairment charges	(143.7)	(13.6)	(143.7)	(14.2)

Non-GAAP operating expense	$61.4	$55.8	$191.9	$180.6

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Nine Months Ended September 30, 2024, 2023

Net Loss to Adjusted EBITDA (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net loss attributable to 3D Systems Corporation	$(178.6)	$(11.7)	$(221.9)	$(70.0)
Interest (income) expense, net	(0.9)	(4.9)	(3.9)	(13.1)
Provision for income taxes	(4.3)	0.2	(2.5)	0.4
Depreciation expense	4.6	5.1	14.5	15.7
Amortization expense	8.4	3.2	13.3	9.7

EBITDA	(170.9)	(8.2)	(200.5)	(57.4)
Stock-based compensation expense	5.8	(3.1)	17.4	15.1
Acquisition and divestiture-related expense	0.6	(4.1)	0.8	0.1
Legal and other related costs	2.6	2.1	9.2	4.9
Restructuring expense	0.7	1.5	0.8	6.7
Net loss attributable to redeemable non-controlling interest	(0.1)	(0.1)	(0.3)	(0.1)
Loss on equity method investments, net of tax	1.3	0.6	2.4	0.7
Gain on repurchase of debt	—	—	(21.5)	—
Asset impairment charges	143.7	13.6	143.7	14.2
Other non-operating expense (income)	2.0	2.3	0.6	3.4

Adjusted EBITDA	$(14.3)	$4.7	$(47.3)	$(12.3)

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Nine Months Ended September 30, 2024, 2023

Diluted Loss per Share (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in dollars)	2024	2023	2024	2023
Diluted loss per share	$(1.35)	$(0.09)	$(1.69)	$(0.54)
Stock-based compensation expense	0.04	(0.02)	0.13	0.12
Amortization expense	0.06	0.02	0.10	0.07
Acquisition and divestiture-related expense	—	(0.03)	0.01	—
Legal expense	0.02	0.02	0.07	0.04
Asset impairment charges	1.09	0.10	1.09	0.11
Restructuring expense	0.01	0.01	0.01	0.05
Gain on repurchase of debt	—	—	(0.16)	—
Loss on equity method investment and other	0.01	—	0.02	0.01

Non-GAAP diluted loss per share	$(0.12)	$0.01	$(0.42)	$(0.15)

(1)	Amounts in table may not foot due to rounding